Exhibit 10.3

Sientra, Inc.

Amendment to

Employment Agreement for Jeffrey M. Nugent

This Amendment to Employment Agreement (this “Amendment”), is made and entered into on May 8, 2017, by and between Sientra, Inc., a Delaware corporation (the “Company”) and Jeffrey M. Nugent (the “Executive”).

Recitals

A.The Company and Executive entered into that certain Employment Agreement, effective November 12, 2015 (the “Employment Agreement”).  Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

B. On April 12, 2017, the Board of Directors of the Company authorized the approval of certain amendments to the Employment Agreement.

C. The Company and Executive desire to amend the Employment Agreement as set forth herein with all terms to be effective as of January 1, 2017 (the “Amendment Effective Date”).

Agreement

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Executive and the Company agree as follows:

1.Section 2.1 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

2.1Salary.  As of the Amendment Effective Date, Executive’s current base salary shall be payable at the annualized rate of $636,000.00 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  The Base Salary may be increased in the sole and absolute discretion of the Board but may not be decreased during the Employment Period. In the event of any increase as permitted by this Section 2, the Base Salary for all purposes under this Agreement shall be the increased amount in effect from time to time.

2.Section 3 of the Employment Agreement is amended to delete the definition of “Relocation Expenses” in its entirety and following shall be inserted in lieu thereof:

“Relocation Expenses” shall mean (i) travel, lodging, and meal expenses for Executive and his spouse and children for house hunting trips or relocation to Executive’s new principal residence, (ii) expenses for moving the household goods, personal effects, and automobiles of Executive and his spouse and children from Executive’s current principal residence to his residence located near the Company, and (iii) brokerage commission expenses incurred by Executive in connection with the sale of Executive’s current principal residence, provided the expenses described in clause (i), (ii) or (iii) are directly related to the establishment of Executive’s residence located near the Company in connection with Executive’s employment with the Company, and such Relocation Expenses shall be reimbursed only if incurred by Executive not later than December 31, 2017.

3.Except as specifically provided for in this Amendment, the terms of the Employment Agreement shall be unmodified and shall remain in full force and effect. In the event that any provision of this Amendment and the Employment Agreement conflict, the provision of this Amendment shall govern.

4.This Amendment will be effective upon the Amendment Effective Date.

5.This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. For the avoidance of doubt, the Amendment shall become part of the Employment Agreement and therefore subject to its terms.

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In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the date first set forth above.

Sientra, Inc.

By:	/s/ Nicholas J. Simon
Name: Nicholas J. Simon
On behalf of the Board of Directors

Executive

/s/ Jeffrey M. Nugent
Name: Jeffrey M. Nugent